News Release

Tuesday, April 12, 2005

Gannett Co., Inc. Releases March Statistical Report

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that total pro forma operating revenues for the third period ended March 27, 2005 increased 2.7 percent, benefiting from solid local and classified advertising in its newspaper segment offset by lower revenues from its broadcasting segment. For comparison purposes, the continued increase in the exchange rate of Sterling year-over-year affected results for the company's UK operations. If the exchange rate had remained constant year-over-year, total pro forma operating revenues would have increased 1.9 percent for the period.

March

Pro forma (assuming that all properties presently owned were owned in both periods) newspaper advertising revenues in March increased 4.2 percent compared with the third period in 2004 on a 2.8 percent decline in ROP volume and a 2.1 percent increase in preprint distribution. If the exchange rate had remained constant year-over-year, total pro forma newspaper advertising revenues would have been 3.3 percent higher. Newspaper advertising category results in part reflect the impact of an earlier Easter this year. As in the past, we recommend combining March and April results for comparison purposes.

Pro forma local advertising revenues advanced 6.4 percent on a 1.5 percent decrease in ROP ad volume in March. The performance of the company's small and medium-sized advertisers in its domestic newspapers outpaced the revenue performance of its largest advertisers. In the U.S., across all products, local ad revenue gains were achieved in the department store, grocery, health and telecommunications categories while the furniture, entertainment and financial categories lagged last year's comparable period. On a constant currency basis, pro forma local advertising would have advanced 5.8 percent.

Pro forma classified revenues rose 2.7 percent in the third period on a 3.3 percent decline in ROP ad volume. On a constant currency basis, pro forma classified revenues would have been up 1.2 percent for March. Employment revenues increased 4.9 percent, real estate revenues were up less than 1.0 percent and automotive revenues declined 4.2 percent compared to last year's third period. Classified results in our domestic newspapers were stronger than in the UK. On a constant currency basis, employment would have increased 3.1 percent, while real estate and automotive revenues would have declined 1.1 percent and 5.1 percent, respectively.

Pro forma national advertising revenues in March were 2.9 percent higher on a 5.9 percent decline in ad volume. National volume at the company's local domestic newspapers was 6.2 percent lower in the period. Newsquest experienced higher national ad revenues in the period. While our revenue statistics include Newsquest's results, their ad volume is not included in the linage numbers.

At USA TODAY, advertising revenues were 6.9 percent higher on a 2.1 percent decline in paid ad pages to 373 from 381. For comparison purposes, USA TODAY's ad revenues and paid pages were up 24.9 percent and 15.8 percent, respectively, in March of 2004. For the third period, at USA TODAY, strength in the travel, technology, entertainment, telecommunications and pharmaceutical categories was offset by weakness in the automotive, financial and retail categories. On a constant currency basis, national advertising would have been up 2.5 percent for the third period.

Pro forma broadcasting revenues, which include Captivate, fell 5.7 percent in the period. Television revenues were 6.4 percent lower reflecting significantly lower political advertising. National revenues were down 17.3 percent while local revenues were flat.

First Quarter

For the first quarter of 2005, total pro forma operating revenues were up 3.2 percent and would have increased 2.6 percent on a constant currency basis.

Newspaper advertising revenues, on a pro forma basis, for the first quarter increased 4.9 percent and would have advanced 4.2 percent on a constant currency basis.

For the first quarter, pro forma local advertising was 6.1 percent higher and would have increased 5.7 percent on a constant currency basis.

Pro forma classified revenues for the quarter were up 4.1 percent and on a constant currency basis would have been 3.0 percent higher. Employment revenues were 8.8 percent higher; real estate revenues increased 1.3 percent while auto revenues declined 3.7 percent. On a constant currency basis for the quarter, employment and real estate revenues would have been up 7.3 percent and 0.2 percent, respectively, while auto revenues would have been down 4.3 percent.

Pro forma national advertising was up 4.1 percent for the first quarter. If the exchange rate had remained constant year-over-year, national advertising would have been up 3.8 percent. At USA TODAY advertising revenues increased 4.8 percent in the quarter on a slight increase in paid advertising pages to 1,101 compared to 1,099 in the year-ago period.

Pro forma broadcasting revenues for the quarter decreased 4.4 percent and television revenues were 5.1 percent lower reflecting the lack of both political and Super Bowl advertising. Based on current pacings, television revenues for the second quarter of 2005 would be below last year's second quarter in the mid to high single digits. This is due, in part, to the absence of significant political advertising that benefited the second quarter of 2004.

*           *           *

The pro forma revenue statistics include the results of Captivate (acquired in April 2004). Ad linage for Newsquest, Clipper and NurseWeek are not included in the ad volume statistics. Circulation volume numbers for Newsquest's paid daily newspapers are included in the enclosed statistics, but volume from unpaid daily and non-daily publications is not included in the circulation volume statistics.

Gannett Co., Inc. is a leading international news and information company that publishes 102 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns more than 800 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 21 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

Contact: Jeff Heinz
Director, Investor Relations
703-854-6917
jheinz@gannett.com

#            #           #

GANNETT CO., INC.
REVENUE & STATISTICAL SUMMARY

                      Period 3 (February 28, 2005 - March 27, 2005)
                                                                         %
                              2005            2004         CHANGE     CHANGE
REVENUES:
Advertising:
Local                   $ 180,285,000   $ 169,451,000   $ 10,834,000    6.4
National                   66,831,000      64,944,000      1,887,000    2.9
Classified                187,872,000     182,908,000      4,964,000    2.7
                        -------------   -------------   ------------   ----
Total Advertising       $ 434,988,000   $ 417,303,000   $ 17,685,000    4.2

Circulation               103,703,000     103,196,000        507,000    0.5
Other revenue              34,449,000      32,914,000      1,535,000    4.7
Broadcasting               56,495,000      59,905,000     (3,410,000)  (5.7)
                        -------------   -------------   ------------   ----
Total Revenue           $ 629,635,000   $ 613,318,000   $ 16,317,000    2.7
                        =============   =============   ============   ====

VOLUME:
Newspaper Inches:
Local                       2,904,353       2,948,769        (44,416)  (1.5)
National                      326,439         346,860        (20,421)  (5.9)
Classified                  4,581,020       4,739,568       (158,548)  (3.3)
                        -------------   -------------   ------------   ----
Total ROP                   7,811,812       8,035,197       (223,385)  (2.8)
                        =============   =============   ============   ====
Preprint Distribution
   (in thousands)             929,922         910,761         19,161    2.1
                        =============   =============   ============   ====

NET PAID CIRCULATION:
Morning (w/USAT)            7,167,749       7,356,360       (188,611)  (2.6)
Evening                     1,186,530       1,234,588        (48,058)  (3.9)
                        -------------   -------------   ------------   ----
Total Daily                 8,354,279       8,590,948       (236,669)  (2.8)
                        =============   =============   ============   ====
Sunday                      6,783,062       7,017,339       (234,277)  (3.3)
                        =============   =============   ============   ====

                           Year-to-Date through March 27, 2005
                                                                         %
                              2005            2004          CHANGE    CHANGE
REVENUES:
Advertising:
Local                  $  502,791,000  $  474,080,000   $ 28,711,000    6.1
National                  190,515,000     182,985,000      7,530,000    4.1
Classified                524,073,000     503,321,000     20,752,000    4.1
                        -------------   -------------   ------------   ----
Total Advertising      $1,217,379,000  $1,160,386,000   $ 56,993,000    4.9

Circulation               313,739,000     312,239,000      1,500,000    0.5
Other revenue              96,422,000      92,604,000      3,818,000    4.1
Television                164,557,000     172,118,000     (7,561,000)  (4.4)
                        -------------   -------------   ------------   ----
Total Revenue          $1,792,097,000  $1,737,347,000   $ 54,750,000    3.2
                        =============   =============   ============   ====

VOLUME:
Newspaper Inches:
Local                       8,712,204       8,739,753        (27,549)  (0.3)
National                      958,197       1,049,245        (91,048)  (8.7)
Classified                 14,179,176      14,380,333       (201,157)  (1.4)
                        -------------   -------------   ------------   ----
Total ROP                  23,849,577      24,169,331       (319,754)  (1.3)
                        =============   =============   ============   ====
Preprint Distribution
   (in thousands)           2,778,035       2,657,059        120,976    4.6
                        =============   =============   ============   ====

NET PAID CIRCULATION:
Morning (w/USAT)            7,024,192       7,202,102       (177,910)  (2.5)
Evening                     1,186,256       1,233,581        (47,325)  (3.8)
                        -------------   -------------   ------------   ----
Total Daily                 8,210,448       8,435,683       (225,235)  (2.7)
                        =============   =============   ============   ====
Sunday                      6,779,529       7,004,888       (225,359)  (3.2)
                        =============   =============   ============   ====

Note:The operating results from the company's newspapers participating in joint operating agencies, and which are accounted for under the equity method of accounting, are reported as a single amount in other operating revenues.
     Advertising linage statistics from these newspapers are not included above, however, circulation volume statistics for these newspapers are included above.

     The above revenue amounts and statistics have been restated to include all companies presently owned including Captivate (acquired in April 2004) and
     NurseWeek (acquired in February 2004). Captivate is a national news and entertainment network that delivers programming and full motion video advertising through wireless digital video screens in elevators of premier office towers. Captivate is included above in Broadcasting revenue.
     NurseWeek is a multimedia company with print publications focused on the recruitment, recognition and education of nurses.

     Newsquest is a regional newspaper publisher in the United Kingdom with more than 300 titles, including paid and unpaid daily and non-daily products.
     Circulation volume statistics for Newsquest's seventeen paid daily newspapers are included above. Circulation volume statistics for Sunday
     Herald are included above in the Sunday statistics. Circulation volume statistics for Newsquest's unpaid daily and non-daily publications are not reflected above. Advertising linage for Newsquest publications is not reflected above.

     Circulation volume and advertising linage statistics for non-daily products, including NurseWeek and Clipper Magazine are not reflected above.